UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 13, 2006
NATIONAL CITY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10074	34-1111088

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 East Ninth Street, Cleveland, Ohio	44114-3484

(Address of Principal Executive Offices)	(Zip Code)
(216) 222-2000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On October 13, 2006, the Federal Reserve Board approved the merger of National City Corporation (“National City”) and Harbor Florida Bancshares, Inc. (“Harbor”). Under the terms of the merger agreement, if the merger is approved by Harbor’s shareholders, and other required approvals are obtained, each Harbor shareholder will receive National City common stock worth $45 for each share of Harbor common stock. The exchange ratio is based on the average closing price of National City common stock for the 10 trading days immediately preceding Federal Reserve Board approval of the transaction. Based on an average closing price of National City common stock for the 10 trading days preceding October 13, 2006 of $36.868 per share, upon closing of the merger, each Harbor shareholder will receive 1.2206 shares of National City common stock for each share of Harbor common stock.
     On October 16, 2006, the Federal Reserve Board approved the merger of National City and Fidelity Bankshares, Inc. (“Fidelity”). The exchange ratio is not based on Federal Reserve Board approval, but Federal Reserve Board approval is required to close the transaction, along with shareholder and other required approvals. Under the terms of the agreement, for each share of Fidelity common stock, Fidelity stockholders may elect to receive $39.50 in cash or 1.0977 shares of National City common stock subject to allocation procedures that will allow 50 percent of the Fidelity outstanding shares to receive cash and 50 percent to receive stock.
Item 9.01. Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired: Not applicable
(b) Pro Forma Financial Information: Not applicable
(c) Shell Company Transactions: Not applicable
(d) Exhibits: None
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National City Corporation (Registrant)
Dated: October 18, 2006	By /s/ Carlton E. Langer Carlton E. Langer, Vice President and Assistant Secretary